Exhibit 15.1

LETTER FROM FORMER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 6, 2026
Securities and Exchange Commission
Washington, D.C.20549

Ladies and Gentlemen:

We were previously independent registered public accounting firm of Banco Latinoamericano de Comercio Exterior, S.A. (the “Company”) and, under the date of April 15, 2025, we issued our reports on the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023 (and on the effectiveness of internal control over financial reporting as of December 31, 2024).
Until December 31, 2024, KPMG in Panama, a member firm of the KPMG global organization, served as the Company’s independent registered public accounting firm for purposes of issuing audit reports in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). Effective for the fiscal year ended December 31, 2025, KPMG Cárdenas Dosal, S.C. ("KPMG in Mexico"), also a member firm of the KPMG global organization, became the Company’s independent registered public accounting firm.

We have read the statement made by the Company included under Item 16F of its Form 20-F dated April 20, 2026, and we agree with such statements in so far as they relate to our firm.

Very truly yours,

/s/ KPMG
Panama, Republic of Panama